Exhibit 23.1




                          Independent Auditors' Consent


The Board of Directors
Anteon International Corporation and subsidiaries:

We consent to the incorporation by reference in the registration statement (No. 333-113401) on Form S-8 and the registration statement (No. 333-111249) on Form S-3 of Anteon International Corporation and subsidiaries of our report dated February 17, 2004, with respect to the consolidated balance sheets of Anteon International Corporation and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders' equity (deficit) and comprehensive income (loss) and cash flows for each of the years in the three-year period ended December 31, 2003, and all related financial statement schedules, which report appears in the December 31, 2003, annual report on Form 10-K/A of Anteon International Corporation and subsidiaries.

Our report dated February 17, 2004 contains an explanatory paragraph that stated that effective January 1, 2002, the Company adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 142, Goodwill and Other Intangibles.

Our report dated February 17, 2004 also contains an explanatory paragraph that states that effective January 1, 2003 the Company adopted SFAS No. 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment to FASB Statement 13 and Technical Corrections.

KPMG LLP


McLean, Virginia
March 9, 2004